EXHIBIT 99.1

Bowlero Adds Bobby Lavan to Executive Team as Chief Financial Officer

Brett Parker Remains President & Vice Chairman as Company Expands C-Suite

RICHMOND, VA., May 9, 2023 -- Bowlero Corp., (NYSE: BOWL), the global leader in bowling entertainment, today announced the appointment of Bobby Lavan as Chief Financial Officer. Brett Parker, Bowlero's long-term Vice Chairman, President and Chief Financial Officer, will remain Vice Chairman and President of Bowlero. Mr. Lavan will join the Company on May 11, 2023, as Chief Financial Officer Designate, and is expected to assume the role of Chief Financial Officer on May 18, the day after the Company plans to file its Quarterly Report with the SEC.

Mr. Lavan will lead the Company’s finance, accounting, and treasury organization, and will report directly to Mr. Parker.

Mr. Lavan has been Chief Financial Officer and an executive of the finance team of NYSE-listed Bally’s Corporation since May 2021. Prior to joining Bally's, Mr. Lavan was Chief Financial Officer of NYSE-listed Turning Point Brands. Before Turning Point Brands, he was Chief Financial Officer of General Wireless Operations and held various analyst and portfolio manager roles on Wall Street. Mr. Lavan has a B.S. in Engineering from the University of Pennsylvania.

Brett Parker, Vice Chairman and President of Bowlero said "Bobby's experience and track record will be invaluable in helping us accomplish our long-term goals, and I’m delighted to welcome him to the team.”

Thomas Shannon, Chairman and CEO of Bowlero said “Brett has been an integral force over many years evolving us into a world-class finance organization, including in the development of our proprietary QMS platform. The addition of Bobby allows Brett to focus increasingly on our strategic relationships and I look forward to Bobby continuing the success of Brett’s financial stewardship.”

About Bowlero Corp

Bowlero Corp. is the global leader in bowling entertainment, media, and events. With more than 325 bowling centers across North America, Bowlero Corp. serves more than 30 million guests each year through a family of brands that includes Bowlero, Bowlmor Lanes, and AMF. In 2019, Bowlero Corp. acquired the Professional Bowlers Association, the major league of bowling, which boasts thousands of members and millions of fans across the globe. For more information on Bowlero Corp., please visit BowleroCorp.com

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